EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On November 3, 2009, RehabCare Group, Inc. (the “Company”) and certain of its subsidiaries entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Triumph HealthCare Holdings, Inc. (“Triumph HealthCare”) and TA Associates, Inc. whereby RehabCare Merger Sub Corporation, a newly formed, indirect, wholly owned subsidiary of the Company will merge with and into Triumph HealthCare (the “Merger”), with Triumph HealthCare surviving as a wholly-owned, indirect subsidiary of the Company. The unaudited pro forma condensed combined financial statements give effect to the Merger and related financing transactions, as if they had occurred on the dates indicated herein and after giving effect to the pro forma adjustments discussed herein. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2009 and unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2009 and the year ended December 31, 2008, are based on the historical consolidated financial statements of the Company and Triumph HealthCare. The Merger is expected to be consummated on or about December 1, 2009 and will be accounted for using the acquisition method of accounting as of and from the date of the actual closing of the Merger. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 was prepared assuming the Merger and related financing transactions were completed on September 30, 2009. The unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2009 and the year ended December 31, 2008 were prepared assuming the Merger and related transactions were completed on January 1, 2008.

The adjustments necessary to fairly present the unaudited pro forma condensed combined financial statements have been made based on available information and, in the opinion of management, are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period. The unaudited pro forma condensed combined statements of earnings do not include costs that we expect to incur in connection with the Merger, which we expect to be approximately $9.0 million to $10.0 million, or any cost savings that may result from the combination of the Company’s and Triumph HealthCare’s operations or the costs necessary to achieve those cost savings. In addition, the allocation of the purchase price by the Company to the assets to be acquired and liabilities to be assumed is preliminary. The final allocation, which will be made on the basis of the estimated fair values of such assets and liabilities on the date the Merger is actually consummated, may differ materially from the amounts reflected herein.

The unaudited pro forma condensed combined financial information should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed October 9, 2009, our unaudited condensed consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, filed November 5, 2009 and Triumph HealthCare’s historical financial statements and the accompanying notes thereto included in this Current Report on Form 8-K as exhibits 99.1 and 99.2.

REHABCARE GROUP, INC.

Pro Forma Condensed Combined Balance Sheet (Unaudited)
September 30, 2009
(amounts in thousands)

			Triumph		Allocation of
		Triumph	HealthCare	Transaction	Purchase	Combined
	RehabCare	HealthCare	Excludable	Funding	Price	Pro Forma
			(a)	(b)	(c)

ASSETS
Current assets:
Cash and cash equivalents	$34,541	$54,392	$(54,392)	$(14,019)	$—	$20,522
Accounts receivables, net	137,681	55,360	—	—	—	193,041
Deferred tax assets	14,750	6,311	—	—	—	21,061
Other current assets	8,016	6,977	(907)	—	—	14,086

Total current assets	194,988	123,040	(55,299)	(14,019)	—	248,710
Property and equipment, net	42,141	58,286	—	—	13,611	114,038
Goodwill	173,462	171,561	(171,561)	—	409,970	583,432
Intangible assets, net	25,571	35,601	—	—	74,099	135,271
Investment in Triumph HealthCare	—	—	—	556,043	(556,043)	—
Investment in unconsolidated affiliate	4,725	—	—	—	—	4,725
Other	6,132	7,367	(5,514)	19,538	—	27,523
Net assets transferred by seller	—	—	(92,570)	—	92,570	—

Total assets	$447,019	$395,855	$(324,944)	$561,562	$34,207	$1,113,699

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$444	$6,403	$(3,060)	$5,000	$—	$8,787
Accounts payable	6,027	14,730	—	—	—	20,757
Accrued salaries and wages	58,852	14,717	—	—	—	73,569
Accrued interest	40	2,064	(2,064)	—	—	40
Income taxes payable	2,634	2,508	—	—	—	5,142
Other current liabilities	31,019	10,936	(1,862)	—	—	40,093

Total current liabilities	99,016	51,358	(6,986)	5,000	—	148,388
Long-term debt, less current portion	26,273	394,754	(384,140)	461,200	—	498,087
Deferred tax liabilities	9,762	7,743	—	—	34,207	51,712
Other	4,375	6,910	—	—	—	11,285

Total liabilities	139,426	460,765	(391,126)	466,200	34,207	709,472

Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	218	79	(79)	44	—	262
Additional paid-in capital	149,662	478	(478)	102,068	—	251,730
Retained earnings	199,336	(65,622)	65,622	(6,750)	—	192,586
Treasury stock	(54,704)	—	—	—	—	(54,704)
Accumulated other comprehensive earnings	(143)	(1,117)	1,117	—	—	(143)

Total stockholders’ equity	294,369	(66,182)	66,182	95,362	—	389,731
Noncontrolling interests	13,224	1,272	—	—	—	14,496

Total equity	307,593	(64,910)	66,182	95,362	—	404,227

Total liabilities and equity	$447,019	$395,855	$(324,944)	$561,562	$34,207	$1,113,699

See accompanying notes to unaudited pro forma condensed combined financial statements.

REHABCARE GROUP, INC.

Pro Forma Condensed Combined Statement of Earnings (Unaudited)
Nine Months Ended September 30, 2009
(amounts in thousands, except per share data)

			Triumph
		Triumph	HealthCare	Pro Forma		Combined
	RehabCare	HealthCare	Excludable	Adjustments		Pro Forma
	(d)	(e)	(f)

Operating revenues	$614,735	$328,455	$—	$—		$943,190
Costs and expenses:
Operating	565,754	260,157	—	(414	)(g)	825,497
Depreciation and amortization	11,379	10,759	(10,759)	8,604	(h)	21,891
				1,908	(i)

Total costs and expenses	577,133	270,916	(10,759)	10,098		847,388

Operating earnings	37,602	57,539	10,759	(10,098)		95,802
Interest income	19	—	—	—		19
Interest expense	(1,619)	(22,693)	21,578	(25,721	)(j)	(28,455)
Other income (expense)	4	—	—	—		4
Equity in net income of affiliates	326	—	—	—		326

Earnings from continuing operations, before income taxes	36,332	34,846	32,337	(35,819)		67,696
Income taxes	14,799	12,832	—	(1,358	)(k)	26,273

Earnings from continuing operations, net of tax	21,533	22,014	32,337	(34,461)		41,423
Net loss (income) attributable to noncontrolling interests	1,614	(1,814)	—	—		(200)

Net earnings from continuing operations attributable to RehabCare	$23,147	$20,200	$32,337	$(34,461)		$41,223

Net earnings from continuing operations attributable to RehabCare per common share:
Basic	$1.31					$1.87

Diluted	$1.28					$1.84

Weighted-average number of common shares outstanding:
Basic	17,733			4,350	(l)	22,083

Diluted	18,050			4,350	(l)	22,400

See accompanying notes to unaudited pro forma condensed combined financial statements.

REHABCARE GROUP, INC.

Pro Forma Condensed Combined Statement of Earnings (Unaudited)
Year Ended December 31, 2008
(amounts in thousands, except per share data)

			Triumph
		Triumph	HealthCare	Pro Forma		Combined
	RehabCare	HealthCare	Excludables	Adjustments		Pro Forma
	(d)	(e)	(f)

Operating revenues	$735,412	$423,726	$—	$—		$1,159,138
Costs and expenses:
Operating	687,935	346,960	—	—	(g)	1,034,895
Loss on disposal of assets	—	1,806	—	—		1,806
Depreciation and amortization	14,570	12,929	(12,929)	11,470	(h)	28,584
				2,544	(i)

Total costs and expenses	702,505	361,695	(12,929)	14,014		1,065,285

Operating earnings	32,907	62,031	12,929	(14,014)		93,853
Interest income	143	—	—	—		143
Interest expense	(3,897)	(34,854)	32,579	(34,306	)(j)	(40,478)
Other income (expense)	21	—	—	—		21
Equity in net income of affiliates	471	—	—	—		471

Earnings from continuing operations, before income taxes	29,645	27,177	45,508	(48,320)		54,010
Income taxes	12,063	9,898	—	(1,097	)(k)	20,864

Earnings from continuing operations, net of tax	17,582	17,279	45,508	(47,223)		33,146
Net loss (income) attributable to noncontrolling interests	1,986	(2,115)	—	—		(129)

Net earnings from continuing operations attributable to RehabCare	$19,568	$15,164	$45,508	$(47,223)		$33,017

Net earnings from continuing operations, attributable to RehabCare per common share:
Basic	$1.11					$1.51

Diluted	$1.10					$1.49

Weighted-average number of common shares outstanding:
Basic	17,583			4,350	(l)	21,933

Diluted	17,798			4,350	(l)	22,148

See accompanying notes to unaudited pro forma condensed combined financial statements.

REHABCARE GROUP, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Preliminary Allocation of Acquisition Cost

On November 3, 2009, the Company entered into a definitive agreement to acquire all of the outstanding common stock of Triumph HealthCare for a purchase price of $570.0 million in cash, subject to certain working capital and other purchase price adjustments. The initial purchase price payable in connection with the Merger is expected to be financed primarily by a new $500.0 million term loan with a six-year maturity and the net proceeds of the Company’s proposed equity offering, which for purposes of this pro forma presentation are estimated to be $102.1 million. The term loan will require principal payments of approximately $5.0 million annually with the remaining principal balance due at maturity. The Company expects to enter into senior secured credit facilities (the “Senior Credit Facilities”) with a total availability of $625.0 million, including the $500.0 million term loan and a $125.0 million revolving credit facility with a five-year term. The Company expects to borrow $1.2 million against the new revolving credit facility and has classified this amount as long-term debt on the pro forma balance sheet. The Company anticipates paying total debt issuance costs, including original issue discount, underwriting fees and other out of pocket costs, of approximately $29.5 million upon completion of the Senior Credit Facilities. A portion of these costs have been included in the pro forma balance sheet as an increase to other assets and a reduction of cash with the portion representing original issue discount netted against long term debt.

The Merger will be accounted for under the acquisition method of accounting. An estimate of the consideration to be transferred at closing and a preliminary allocation of the purchase price to the assets to be acquired and the liabilities to be assumed are outlined below. Amounts are in thousands of dollars.

Estimate of Consideration to Be Transferred:
Base purchase price	$570,000
Estimated debt to be assumed by RehabCare	(13,957)
Estimated working capital adjustment	—

Total estimated purchase price	$556,043

Allocation of Estimated Purchase Price:
Accounts receivable	$55,360
Deferred income taxes	6,311
Other current assets	6,070
Property and equipment	71,897
Identifiable intangibles, principally Medicare licenses, trade name and certificates of need	109,700
Other assets	1,853
Current portion of long-term debt	(3,343)
Accounts payable and other current liabilities	(41,029)
Noncurrent portion of long-term debt	(10,614)
Deferred tax liabilities	(41,950)
Other liabilities	(6,910)

Total identifiable net assets	147,345
Noncontrolling interests in Triumph HealthCare	(1,272)
Goodwill	409,970

Fair value of total consideration to be transferred	$556,043

The above preliminary purchase price allocation has been prepared on the basis of a preliminary valuation study. Upon consummation of the Merger, the valuation study will be finalized to establish the fair values of both the identifiable intangible assets to be acquired and the noncontrolling interests to be assumed.

REHABCARE GROUP, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

For the preliminary purchase price allocation, we have not made an adjustment to Triumph HealthCare’s carrying value for noncontrolling interests. Due to control, transferability and other restrictive terms of the partnership agreements, the fair value adjustments, if any, to the balance of noncontrolling interests are not expected to be material. Any such adjustments would result in an increase or decrease to noncontrolling interests and a corresponding change to goodwill.

2.	Explanation of Pro Forma Adjustments

a) To remove the goodwill on Triumph HealthCare’s balance sheet and exclude Triumph HealthCare assets, liabilities and equity included in the Triumph HealthCare balance sheet at September 30, 2009 that are not included in the assets to be acquired and the liabilities to be assumed by the Company. To balance the assets to be acquired and liabilities to be assumed as reflected in this adjustment column, the net assets to be acquired by the Company are recorded as “net assets transferred by seller.”

b) To record the funding of the estimated purchase price by the Company in accordance with the financial terms outlined in Note 1 above. Total acquisition-related transaction costs which are not yet reflected in the historical balance sheets are estimated to be approximately $6.8 million (which does not include the expenses of the Company’s proposed equity offering, which are netted against additional paid-in capital) and are reflected in the pro forma balance sheet as a reduction to cash and retained earnings. No adjustment has been made for any restructuring and integration charges expected to be incurred in connection with the Merger. These costs will be expensed as incurred. The Company expects to incur total incremental costs of approximately $9.0 million to $10.0 million in connection with the Merger (which includes acquisition-related transaction costs, restructuring charges and integration charges).

c) To adjust the assets to be acquired and liabilities to be assumed to reflect the preliminary allocation of the estimated purchase price as summarized in Note 1 above. The fair values of the identifiable intangible assets and their useful lives have been estimated as follows. Dollar amounts are in thousands.

	Estimated	Estimated
	Fair Value	Useful Life

Medicare licenses—indefinite lived	$65,000	indefinite
Certificates of need—indefinite lived	10,000	indefinite
Trade name	32,500	17.5 years
Non-compete agreements	2,200	2 to 10 years

Total	$109,700

d) To report RehabCare’s historical results of continuing operations for the period indicated.

e) To report Triumph HealthCare’s historical results of operations for the period indicated.

f) To eliminate Triumph HealthCare’s historical depreciation and amortization expense and eliminate Triumph HealthCare’s interest expense related to long-term debt that will not be assumed by RehabCare.

g) To eliminate the direct incremental costs of the transaction that are reflected in the historical income statements of both RehabCare and Triumph HealthCare.

h) To record depreciation expense based on the depreciation of the estimated fair market value of the property and equipment to be acquired over each asset’s estimated useful life.

i) To record amortization expense for estimated amortizable intangible assets to be acquired over each asset’s estimated useful life.

j) To record interest expense based on the $501.2 million of new gross indebtedness expected to be incurred by the Company to finance the Merger together with the amortization of the estimated $29.5 million

REHABCARE GROUP, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

of debt issuance costs, inclusive of original issue discount, associated with the Merger, less interest expense recorded on the Company’s historical financial statements for $25.0 million of debt that is expected to be replaced by new indebtedness. The transaction is expected to be funded primarily by a $500.0 million six-year term loan with a variable interest rate based on the London Interbank Offered Rate (“LIBOR”) with a LIBOR floor of 200 basis points and an interest rate spread of 400 basis points. For the purpose of calculating the pro forma interest expense adjustment on such borrowings, the Company assumed an interest rate of 6.0%. The Company also expects to borrow $1.2 million under the revolver included in the Senior Credit Facilities, which will accrue interest at LIBOR plus an applicable margin of 400 basis points. For the purposes of estimating the pro forma interest expense on such debt, the Company has assumed an interest rate of 4.5%.

A hypothetical 1/8 of 1% increase in interest rates on the $501.2 million of new indebtedness would result in additional interest expense of approximately $0.6 million on an annualized basis. The interest that the Company will ultimately pay on the borrowings under the new term loan and the revolving credit facility could vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual timing and amount of borrowings and repayments and the Company’s credit rating, among other factors.

k) To adjust the tax provision to reflect the aggregate pro forma increase in earnings before income taxes at an assumed effective tax rate of 39.0%.

l) To recognize the 4,350,000 shares of common stock, par value of $0.01, expected to be issued by the Company in connection with its proposed equity offering, which is expected to result in gross proceeds of approximately $108.6 million and net proceeds, after commissions and other direct costs, of approximately $102.1 million. The expected net proceeds from the Company’s proposed equity offering are based on an assumed average common share price of $24.96, which was the Company’s closing stock price on November 6, 2009.